Ames Department Stores, Inc.
2418 Main Street
Rocky Hill, CT  06067-2598




Notice of Annual Meeting of Stockholders To Be Held on May 24, 1995


     The Annual Meeting of Stockholders of Ames Department Stores, Inc., a Delaware corporation (the "Company"), will be held at the Radisson Hotel and Conference Center, Cromwell, Connecticut on Wednesday, May 24, 1995 at 10:00 a.m., to consider and act upon the following matters:

     1. the election of seven (7) directors for a term of one year or until their successor(s) have been elected and qualified;

     2. the ratification and approval of the appointment of Arthur Andersen LLP as independent certified public accountants and auditors for the Company for the fiscal year ending January 27, 1996;

     3. the approval of the Ames Department Stores, Inc. 1995 Long Term Incentive Plan, as described in the Proxy Statement dated April 10, 1995 accompanying this Notice of Annual Meeting;

     4. the approval of the Ames Department Stores, Inc. 1994 Non-Employee Directors Stock Option Plan, as described in the Proxy Statement dated April 10, 1995 accompanying this Notice of Annual Meeting; and

     5. the transaction of such other business as may properly come before the meeting or any adjournment(s) thereof.

     Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on April 7, 1995. The stock transfer books of the Company will not be closed. Accordingly, only holders of record of issued and outstanding shares of Common Stock of the Company at such time and on such date will be entitled to notice of and to vote at the Annual Meeting notwithstanding any transfer of any stock on the books of the Company thereafter. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting. In addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the Ames store located at 30 Waterchase Drive, Rocky Hill, Connecticut 06067.


                              By Order of the Board of Directors



Rocky Hill, Connecticut       David H. Lissy
April 10, 1995                Secretary


EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF FOR ANY REASON YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO THE CLOSE OF BALLOTING.

Ames Department Stores, Inc.
2418 Main Street
Rocky Hill, CT  06067-2598


===========================================================================


          PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MAY 24, 1995


General Information

    This proxy statement is furnished to holders of record of the Common Stock of Ames Department Stores, Inc. ("Ames" or the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 24, 1995 at 10:00 a.m., and at all adjournments or postponements thereof, for the purposes set forth in the accompanying notice of meeting.

    The mailing address of the principal executive offices of the Company is 2418 Main Street, Rocky Hill, Connecticut 06067-2598 (telephone number 203/257-2000). The enclosed proxy and this proxy statement are first being transmitted to stockholders of the Company, together with the Annual Report on Form 10-K for the fiscal year ended January 28, 1995 ("fiscal year 1994"), on or about April 12, 1995.

    Holders of outstanding shares of Common Stock of record at the close of business on April 7, 1995 (the "Record Date") are entitled to notice of and to vote at the meeting. Stockholders representing a majority of the outstanding shares must be present in person or represented by proxy at the meeting for there to be a quorum for the conduct of business. For this purpose, shares which are present or represented by a proxy will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on, or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to, any particular matter. Once a quorum of the stockholders is established, a plurality of the votes represented by shares of Common Stock present in person or represented by proxy at the meeting is necessary for the election of directors; the remaining proposals require approval by a majority of the outstanding shares. For voting purposes on a particular matter (as opposed to establishing a quorum), abstentions and broker non-votes will not be counted. Broker non-votes occur when a broker nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote. At the close of business on the Record Date, there were 20,127,269 shares of Common Stock, par value $.01 per share, of the Company issued and outstanding, each of which is entitled to one vote on each matter to be acted upon at the meeting.


PROXIES


Solicitation: Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company. The persons named in the proxy have been designated as proxies by the Board of Directors.

Actions to be Taken under Proxy: Shares represented by properly executed proxies received by the Company will be voted at the meeting in the manner specified therein or, if no specification is made, will be voted FOR: (1) election of the seven (7) directors listed herein; (2) ratification and approval of the appointment of Arthur Andersen LLP as the independent certified public accountants and auditors for the Company for the fiscal year ending January 27, 1996; (3) approval of the 1995 Long Term Incentive Plan; and (4) approval of the 1994 Non-Employee Directors Stock Option Plan. Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting in the discretion of the persons named in the proxy. The management of the Company is not aware of any other matters to be presented for action at the meeting.

Execution: If stock is registered in the names of two or more persons, the proxy must be signed by each of them. If stock is registered in the name of a decedent, the proxy must be signed by an executor or administrator whose title must follow his or her signature. If a stockholder is a corporation, the proxy must be signed by an executive officer whose title must be indicated.

Revocation: Any proxy given by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Company, addressed to David H. Lissy, Secretary, Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067-2598, or by executing another proxy bearing a later date or by voting in person at the meeting.

                       ELECTION OF DIRECTORS
                          (Proposal No. 1)

    The Board of Directors of the Company is currently comprised of seven
(7) members. The Company's bylaws were amended during fiscal year 1994 to change the number of directors constituting the entire board from five to six members and during February, 1995 to change from six to seven members. The seven directors are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting of stockholders or until the election and qualification of their respective successors. The Board of Directors has nominated the persons named in the table below, all of whom are currently directors of the Company.

    Unless otherwise specified in a duly executed and returned proxy, the shares voted pursuant thereto will be cast for the nominees. If, for any reason, any of the nominees should be unable to accept the nomination or election, such proxy will be voted for the election of a substitute nominee recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unable to serve as a director.

    Set forth below is certain relevant information with respect to each nominee as of April 1, 1995:

                                                                   Shares of
             Name, Age, Principal Occupation,          First       Common Stock
           Business Experience and Directorships       Became      Beneficially
                                                      Director       Owned (1)
                                                      --------     ------------
Joseph R. Ettore, age 55 .............................  1994         6,000
 President, Chief Executive Officer and Director since June,
   1994.  Prior to joining Ames, he was President, Chief Execu-
   tive Officer and Director of Jamesway Corporation ("Jamesway")
   from July, 1993 to June, 1994; President, Chief Operating
   Officer and Director of Jamesway in June, 1993; Chairman of
   the Board and Chief Executive Officer of Stuarts Department
   Stores, Inc. ("Stuarts") from October, 1992 to June, 1993;
   and President, Chief Operating Officer and Director of Stuarts
   from October, 1989 to October, 1992. He remained a Director of
   Stuarts until May, 1994.  Jamesway filed for protection under
   Chapter 11 of the Bankruptcy Code ("Chapter 11") in July, 1993
   and emerged from the Chapter 11 case in January, 1995.  Stuarts filed under Chapter 11 in December, 1990 and emerged from the
   Chapter 11 case in October, 1992.

Francis X. Basile, age 63.............................. 1992          1,000
 Chairman and Chief Executive Officer of the CIT Group/
   Factoring, Inc. until his retirement in January, 1992. He
   was appointed President and Chief Executive Officer of the
   CIT Group/Factoring, Inc. in January, 1986.  Prior to his
   retirement, he was also a Director and the Chairman of the
   National Commercial Finance Association and a member of its
   Executive Committee.

Paul Buxbaum, age 40 .................................. 1992*         1,000
 Executive Vice President of Buxbaum, Ginsberg & Associates,
   a nationwide retail consulting company, since 1984.  He is also a Director of Richmond Gordman 1/2 Price Stores and
   Herbalife International, Inc., and serves on the Audit,
   Stock Option, Finance and Compensation Committees of
   Herbalife International, Inc.

Alan Cohen, age 58 .................................... 1992          1,000
 Chairman of Alco Capital Group, Inc., et al., a diversified financial service and investment company, since 1975,
   and Chief Executive Officer of Russ Toggs, Inc., since
   November, 1993.  He is also Chairman of the Board of
   Marion Oil Corp. and Alco Cadillac-Pontiac Sales Corp.,
   and the current court-appointed trustee of Tower Financial
   Corporation.  He formerly served as Chief Executive Officer of Health-Tex, Inc.

Richard M. Felner, age 59 ............................  1994          1,000
 Head of Richard M. Felner Associates, a consulting firm
   specializing in retail and commercial real estate, since
   1991.  From 1985 to 1991, he was Vice President of Real
   Estate and Corporate Development, and Director, of Worths
   Stores Corporation, a subsidiary of Reitmans Ltd., Canada's largest women's apparel retailer.

Sidney S. Pearlman, age 63 ...........................  1992          1,000
 Currently retired.  He was formerly Senior Vice President/
   General Merchandise Manager of Younkers, Inc. from 1987 to
   March, 1991.  He has extensive retail experience, having
   served as president of three different department store
   chains.

Laurie M. Shahon, age 43 .............................. 1995          1,000
 President of Wilton Capital Group since January, 1994 which makes principal investments in later-staged venture capital companies and medium-sized management buyouts.  She was
   previously Managing Director of '21' International Holdings,
   Inc., a private holding company, from 1988 to December, 1993.
   She is also a Director of Arbor Drugs, Inc. and One Price
   Clothing Stores, Inc.


(1) As used herein, "beneficial ownership" means the sole or shared power to vote or invest either Common Stock or Warrants, or the right to acquire Common Stock or
    Warrants within sixty (60) days (e.g. through the exercise of stock options). Each director, except for Mr. Basile who holds his shares jointly with his wife, has sole voting and investment power in the shares listed.  The shares listed do not include any shares which may be acquired under the Non-Employee Directors Stock Option Plan to be voted on at the Annual Meeting.

   * Chairman of the Board of Directors since July, 1993.

The Board of Directors unanimously recommends a vote FOR each of these nominees. Your proxy will be so voted unless you specify otherwise.

/TABLE

                    Board Meetings and Committees

    During fiscal year 1994, the Board of Directors held twelve (12) meetings. None of the directors attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which they were members during fiscal year 1994. (Mr. Felner's attendance is measured only for those meetings subsequent to his election to the Board of Directors in August, 1994). Ms. Shahon was elected to the Board of Directors in February, 1995.

    During the prior year, and through February, 1994, there were no committees of the Board of Directors. The Board of Directors chose to act as a whole on all matters. On March 1, 1994, an Audit Committee was created comprised of Messrs. Basile (Chairman), Buxbaum, and Cohen, and a Compensation Committee was created comprised of Messrs. Pearlman (Chairman), Basile, and Buxbaum. The Audit Committee is responsible for recommending the appointment of independent accountants and for reviewing the audit reports and fees of the Company's independent public accountants. The Compensation Committee is responsible for recommending the compensation to be paid to the Company's executive officers, and the amount of and the persons to whom stock options should be granted by the Company. During fiscal year 1994, there were four formal meetings and numerous other conversations held by the Compensation Committee. The Audit Committee met two times during fiscal year 1994; at each of these meetings, the Audit Committee was joined by other outside directors.

                     Compensation of Directors

    Ames' directors who are not full-time Ames employees receive $40,000 in director's fees ($80,000 per year for the Chairman) for six regular meetings and $3,000 for each additional Board meeting and are reimbursed for their expenses. Directors are also compensated at the rate of $10,000 per year for up to four meetings for each committee on which they serve and $2,500 for each additional committee meeting. For fiscal year 1994, Board activity and meetings exceeded the anticipated number of regular meetings. The directors have unanimously determined to reduce by one-half the compensation to which they would otherwise be entitled for meetings in excess of the planned regular schedule. An additional payment of $8,750 was made during the first quarter of fiscal year 1994 to each non-employee director who served during fiscal year 1993. In addition, Sidney S. Pearlman was paid $2,250 in fiscal year 1994 for consulting services.

                        Executive Compensation

    The following table sets forth each item of compensation paid, earned or awarded over each of the preceding three years to the Chief Executive Officer and the four other most highly paid executive officers serving at January 28, 1995, and to any terminated executive officers who would
qualify for such disclosure if they had not been terminated.   Peter
Thorner, former President and Chief Operating Officer, left the Company on June 8, 1994 and Donald Norman, former Senior Vice President, Logistics, left the Company on May 20, 1994.

                                   SUMMARY COMPENSATION TABLE

                                                           Long-Term Compensation
                                                           --------------------------------
                               Annual Compensation                  Awards        Payouts
                             ------------------------        -------------------  ---------
       Name &                                        Other   Restricted   (#)      LTIP        All
      Principal  Fiscal                             Annual     Stocks   Options/  Payouts     Other
      Position    Year        Salary     Bonus(a)    Comp.     Awards   SARs(b)     (c)       Comp.(d)
- -----------------------------------------------------------------------------------------------------------
Joseph R. Ettore   1994(e)    $481,731   $450,000    (f)       $-0-     200,000     $-0-    $ 26,514
 President & Chief 1993
 Executive Officer 1992

Peter Thorner      1994(g)     164,423       -0-     (f)        -0-      75,000      -0-     389,189(g)
 Former President  1993        457,362     80,595    (f)        -0-        -0-       -0-       6,479
 & Chief Operating 1992        365,365       -0-     (f)        -0-     200,000      -0-       7,894
 Officer

John W. Hermsen    1994        243,033       -0-     (f)        -0-      30,000      -0-       5,022
 Executive Vice    1993(h)     138,461     70,528    (f)        -0-        -0-       -0-         586
 President, Stores 1992
 and Distribution


Donald E. Norman   1994(i)      81,208       -0-     (f)        -0-      21,000      -0-     160,232(i)
 Former Senior     1993        245,654     39,332    (f)        -0-        -0-       -0-       9,548
 Vice President,   1992        231,731       -0-     (f)        -0-     100,000      -0-       8,156
 Logistics

David H. Lissy     1994        210,000       -0-     (f)        -0-      21,000      -0-       6,241
 Senior Vice       1993        210,000     24,331    (f)        -0-        -0-       -0-       3,412
 President,General 1992        190,575     18,000    (f)        -0-     125,000      -0-       2,880
 Counsel and Corp-
 orate Secretary

Richard L. Carter  1994        201,598       -0-     (f)        -0-      21,000      -0-       4,135
 Senior Vice Pres.,1993(j)     175,385     28,323    (f)        -0-        -0-       -0-         448
 Human Resources   1992

Eugene E. Bankers  1994        202,500       -0-     (f)        -0-      21,000      -0-       2,398
 Senior Vice Pres.,1993(k)      15,385     50,000    (f)        -0-        -0-       -0-         -0-
 Marketing         1992


(a) Represents certain signing bonuses and bonuses earned under the Annual Incentive Compensation Plan (see below).

(b) Stock Options were granted to certain members of management in fiscal year 1994 under the 1994
    Management Stock Option Plan (see below).  The options granted to Messrs. Thorner and Norman were terminated when they left the Company.  Stock Appreciation Rights (SARs) were granted to certain members of management in fiscal year 1992 in connection with the plan of reorganization (see below).

(c) Other than the stock options and SARs discussed in (b) above, Ames did not have a long-term incentive plan (LTIP) or pension plan during the covered periods.

(d) Represents the Company's matching contributions under the Retirement and Savings Plan (see below), excess paid life insurance, and for J. Ettore, $24,576 of paid disability and life insurance coverage in fiscal year 1994.

(e) Joined the Company on June 9, 1994 (see summary description of employment contract in this proxy statement).

(f) Represents a car allowance and/or living allowance (for J. Ettore) that aggregated to the lesser of
    $50,000 or 10% of the individual executive's total salary and bonus.

(g) Left the Company on June 8, 1994 and was paid $384,665 in severance and vacation pay during fiscal year
    1994 (included in "All Other Compensation").

(h) Joined the Company on June 21, 1993.

(i) Left the Company on May 20, 1994 and was paid $156,023 in severance and vacation pay during fiscal year
    1994 (included in "All Other Compensation").

(j) Joined the Company on February 22, 1993.

(k) Joined the Company on December 31, 1993.



Option Grants in Last Fiscal Year

   The table below discloses information regarding grants of stock options to the named executive officers during fiscal year 1994. There were no Stock Appreciation Rights (SARs) granted during the year.

Option Grants in Last Fiscal Year
- ----------------------------------

                                                                                          Potential
                                                                                       Realizable Value
                                                                                       at Assumed Annual
                                                                                       Rate of Stock Price
                                                                                         Appreciation
                              Individual Grants                                         for Option Term
- ----------------------------------------------------------------------               -------------------
                                % of
                  Number of  Total Options
                  Securities  Granted to
                  Underlying  Employees         Exercise
                  Options     in Fiscal          Price                Expiration
Name              Granted(#)  Year 1994          ($/Sh)                 Date           5%        10%
- ---------         ----------- -----------       --------              ----------     -------   --------
J. Ettore         200,000       12.4%            $3.75                 6/30/2000     $256,000  $578,000
P. Thorner         75,000 (a)    4.7%
J. Hermsen         21,000        1.3%             5.06                 3/17/1999       29,400    64,890
J. Hermsen          9,000        0.6%             3.81                 8/01/1999        9,450    20,970
D. Norman          21,000 (a)    1.3%
D. Lissy           21,000        1.3%             5.06                 3/17/1999       29,400    64,890
R. Carter          21,000        1.3%             5.06                 3/17/1999       29,400    64,890
E. Bankers         21,000        1.3%             5.06                 3/17/1999       29,400    64,890

        (a)  Options were terminated when the named executive officer left the Company.


    Pursuant to the 1994 Management Stock Option Plan (the "Option
Plan"), the Company may grant options with respect to an aggregate of up to 1,700,000 shares of Common Stock, with no individual optionee to receive in excess of 200,000 shares of Common Stock upon exercise of options granted under the Option Plan. During fiscal year 1994, options with respect to a total of 1,608,500 shares of Common Stock were issued to certain members of management. After certain terminations, options with respect to a total of 1,299,500 shares of Common Stock were outstanding as of January 28, 1995. The exercise prices of the options are equal to the fair market value of the Common Stock on the date the options were granted. One-third (one-fifth for J. Ettore) of the shares underlying the options may be purchased at the exercise price after one year from the grant date, with an additional one-third (one-fifth for J. Ettore) of the shares allowed to be purchased after two and three years, respectively (after two, three, four and five years, respectively, for J. Ettore). The unexercised portion of the options granted under the Option Plan will terminate upon the expiration of five years (six years for J. Ettore) from the grant date.


Aggregated SAR Exercises in Last Fiscal Year and FY-End SAR/Option Values


   The table below discloses information regarding aggregated exercises of stock options and SARs by the named executive officers during fiscal year ("FY") 1994 and stock options and SARs held by the named executive officers as of January 28, 1995. Pursuant to the terms of the Option Plan, the stock options could not be exercised by the named executive officers, and there were no stock options or SARs repriced, during FY 1994.


Aggregated SAR Exercises in Last Fiscal Year and FY-End SAR/Option Values
- --------------------------------------------------------------------------
                                               # of Shares       Value of
                                                Underlying     Unexercised
                                                Unexercised    In-the-Money
                                               SARs/Options    SARs/Options
                                                at 1/28/95     at 1/28/95($)
                           (#)Shares ($) Value  Exercisable /  Exercisable /
            Name           Exercised Received   Unexercisable  Unexercisable
     -------------------   --------- --------  -------------- --------------
     Joseph R. Ettore          -0-     $-0-      -0- /200,000   $ -0- / -0-
     Peter Thorner          133,333   130,667    -0- /  -0-       -0- / -0-
     John W. Hermsen           -0-      -0-      -0- / 30,000     -0- / -0-
     Donald E. Norman        66,665   168,662    -0- /  -0-       -0- / -0-
     David H. Lissy          50,000   127,500  75,000/ 21,000     -0- / -0-
     Richard L. Carter         -0-      -0-      -0- / 21,000     -0- / -0-
     Eugene E. Bankers         -0-      -0-      -0- / 21,000     -0- / -0-


    In connection with the plan of reorganization, SARs exercisable only for cash, equivalent to 1.2 million shares of the new Common Stock were granted to certain members of management and key employees as compensation for their efforts in restructuring Ames and enabling it to emerge from Chapter 11. After exercises and terminations, SARs equivalent to 228,367 shares (including 75,000 for D. Lissy) were outstanding as of January 28, 1995. One-third of the SARs vested on December 30, 1992 (the "Consummation Date" of the Company's plan of reorganization); one-third vested on December 30, 1993; and the remaining one-third vested on December 30, 1994. Each SAR entitles the recipient upon exercise (which may not be later than five years after the Consummation Date), to receive in cash the excess of the average closing price of a share of Common Stock during the ten trading days prior to the exercise date, over the average closing price of a share of Common Stock during the 60 trading days after the Consummation Date.
The average closing price for the 60 trading days after the Consummation Date was $2.96 per share and the average closing price for the last 10 trading days of fiscal year 1994 was $2.70 per share. During fiscal year 1994, a total of 594,965 SARs were exercised.

Annual Incentive Compensation Plan

   The Company has an Annual Incentive Compensation Plan (the "Annual
Bonus Plan") that is subject to annual review by the Board of Directors. The Annual Bonus Plan provides annual incentive cash bonuses based on the achievement of the Company's financial goals for the year (and customer service goals for store and field management). Pursuant to the Annual Bonus Plan, bonuses for fiscal year 1994 will not be paid until May, 1995. Participants must be active Ames' employees at the time the bonus payments are made to earn a bonus. Except for J. Ettore (see Employment Contracts), none of the named executive officers (those listed in the Summary Compensation Table) earned bonuses under the Annual Bonus Plan for fiscal year 1994.

Retirement and Savings Plan

   The Company has a defined contribution retirement and savings plan
(the "Retirement and Savings Plan") that is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Employees who have reached the age of 21 are eligible to participate after one year of service provided they have completed at least 1,000 hours of service in a 12-month period. For each participant's contribution (up to a maximum of 5% of such participant's total compensation), the Company contributes to the Retirement and Savings Plan an amount equal to 50% of such contribution. A participant may contribute to the plan from 1% to 18% of annual compensation on a pre-tax or after-tax basis, or a combination of both. Participants who terminate their employment with the Company are entitled to receive the full amount of their contributions and, depending on the length of the participant's service to Ames, a portion of the Company's matching contributions.
   The following table sets forth as to the named executive officers
(those listed in the Summary Compensation Table), and all other officers and employees of Ames as a group, the aggregate matching contributions by Ames under the Retirement and Savings Plan during fiscal year 1994:

                                          Aggregate Matching
                                            Contributions
                                         ------------------

      Joseph R. Ettore                        $ -0-
      Peter Thorner                            3,755
      John W. Hermsen                          3,803
      Donald E. Norman                         3,133
      David H. Lissy                           4,221
      Richard L. Carter                        3,040
      Eugene E. Bankers                          303

      All other employees and officers    $2,832,998

Retirement Plan

    Ames has an unfunded Retirement Plan for Officers/Directors (the "Retirement Plan"). Every person who is employed by Ames when he or she retires, dies or becomes disabled and who (i) served as both a full-time officer and a director of Ames and has completed five years of service, not necessarily consecutive, in both of these capacities, or (ii) served as a director of Ames and has completed 10 years, not necessarily consecutive, of service to Ames, is eligible for benefits under the Retirement Plan.

    Benefits are payable upon termination of employment due to retirement, death or disability. The annual benefit is equal to two-thirds of the participant's average annual base salary during the five-year period of highest compensation preceding such termination of employment. The maximum annual benefit under the Retirement Plan is $100,000, reduced by an amount equal to certain of such participant's annual Social Security benefits. Each participant in the Retirement Plan is entitled to benefits for a period of 10 years. Upon the earlier death of the participant, at the Company's option, the future payments as scheduled or the then present value of all unpaid benefits will be paid to the participant's estate. Joseph Ettore, current President, Chief Executive Officer and director, and the other current directors may qualify for benefits under this plan. As of January 28, 1995, Mr. Ettore had completed approximately eight months of credited service as a full-time officer and director of Ames. No payments were made under this plan in fiscal year 1994.

            Employment Contracts, Termination, Severance
                 and Change-in-Control Arrangements

Employment Contracts

    Set forth below are descriptions of the material features of the employment contracts between the Company and Joseph R. Ettore, President and Chief Executive Officer, and Denis T. Lemire, Executive Vice President-Merchandising.

    The Company is party to an employment agreement with Joseph Ettore dated June 6, 1994 (the "Ettore Agreement"), pursuant to which Mr. Ettore currently serves as President and Chief Executive Officer of the Company. The Ettore Agreement has a current term due to expire June 30, 1997. Under the Ettore Agreement, Mr. Ettore is entitled to a base salary of $750,000 per year; an annual bonus under the Company's Annual Bonus Plan, with a minimum guaranteed payment of $75,000 for fiscal year 1994; a signing bonus of $350,000 (paid in June, 1994); an option to acquire 200,000 shares of Common Stock under the 1994 Management Stock Option Plan; a living allowance of $30,000 per year; and other compensation and benefits in effect from time to time for the Company's senior executive officers. For fiscal year 1994, Mr Ettore's bonus has been determined to be $100,000. This will be paid in May, 1995.

    During the term of the Ettore Agreement, the Company is required to reimburse Mr. Ettore $12,000 per year for the cost of maintaining a policy insuring the life of Mr. Ettore with a face amount of $500,000, and to provide additional life insurance for Mr. Ettore in the face amount of $500,000. During the term of the Ettore Agreement, the Company shall also maintain a disability insurance policy which shall pay Mr. Ettore 60% of his base salary during any period of disability up to age 65. In addition, the Company shall maintain customary directors' and officers' liability insurance for Mr. Ettore if such insurance is available to the Company at reasonable costs.

    In the event that Ames terminates the employment of Mr. Ettore without cause (as such term is defined in the Ettore Agreement) Mr. Ettore will be entitled to (a) his base salary for the remaining term of the Ettore Agreement when it would otherwise be payable; (b) any annual bonus prorated to the effective date of termination; (c) immediate vesting of his stock options as of the date of termination; and (d) coverage under the Company's medical plan for one year after the date of termination. In the event that the employment of Mr. Ettore is terminated by the Company for cause, or if he terminates his agreement other than as specifically contemplated in the Ettore Agreement in connection with a change in control (as such term is defined in the Ettore Agreement) of the Company, he shall receive no further compensation or other benefits under the Ettore Agreement except for any amounts to which he was entitled prorated to the effective date of termination. In the event that there is a change of control and Mr. Ettore terminates his employment by providing three months' prior written notice thereof to the Company (given within 30 days of the change in control), he shall be entitled to the same termination entitlements as listed above for termination without cause.

    The Company is party to an employment agreement with Denis Lemire dated August 9, 1994 (the "Lemire Agreement"), pursuant to which Mr. Lemire currently serves as Executive Vice President, Merchandising of the Company. The Lemire Agreement has a current term due to expire August 21, 1997. Under the Lemire Agreement, Mr. Lemire is entitled to a base salary of $300,000 per year; an annual bonus under the Company's Annual Bonus Plan; a sign-on bonus of $50,000 (paid in August, 1994); an option to acquire 30,000 shares of Common Stock under the 1994 Management Stock Option Plan; a living allowance of $18,000 per year; and other compensation and benefits in effect from time to time for the Company's senior executive officers.

    In the event that Ames terminates the employment of Mr. Lemire without cause (as such term is defined in the Lemire Agreement) Mr. Lemire shall be entitled to (a) his base salary for the remaining term of the Lemire Agreement when it would otherwise be payable; (b) any annual bonus prorated to the effective date of termination; (c) immediate vesting of his stock options as of the date of termination; and (d) coverage under the Company's medical plan for one year after the date of termination. In the event that the employment of Mr. Lemire is terminated by the Company for cause, or if he terminates his agreement, he shall receive no further compensation or other benefits under the Lemire Agreement except for any amounts to which he was entitled prorated to the effective date of termination.


Income Continuation Plan

    The named executive officers of Ames (those listed in the Summary Compensation Table), except for Mr. Ettore who has a separate contract (see above), participate in an Income Continuation Plan ("ICP"), which guarantees up to one year's salary in the event of termination other than for cause. Certain other officers of Ames also participate in the ICP.

Key Employee Continuity Benefit Plan


    Ames has a Key Employee Continuity Benefit Plan (the "Continuity
Plan") that covers all officers (Vice President and above) and certain other employees of Ames. If the employment of any participant in the Continuity Plan is terminated by the Company other than for death, disability, cause (as defined in the Continuity Plan) or by the participant for good reason (as defined in the Continuity Plan) within 18 months after a change of control of Ames, the participant will receive a lump sum cash severance payment. The severance payment is 2.99 times Base Compensation for the President and Executive Vice Presidents, 2 times Base Compensation for Senior Vice Presidents and selected Vice Presidents, and 1 times Base Compensation for other Vice Presidents. Base Compensation is defined generally as the sum of the participant's annual base compensation in effect immediately prior to the participant's termination plus one-third of the value of the cash and stock bonuses paid to the participant during the 36 months ending on the date of termination. For purposes of the Continuity Plan, a change of control includes, but is not limited to, the acquisition by any person of beneficial ownership of 20% or more of the Company's outstanding voting securities or the failure of the individuals who constituted the Board of Directors at the beginning of any period of 12 consecutive months to continue to constitute a majority of the Board during such period.


   Additional Information with respect to Board of Directors Interlocks and Insider Participation in Compensation Decisions


    Joseph Ettore has been a member of the Board of Directors and an executive officer of the Company since June, 1994. However, he did not participate as a Board member in Board deliberations in fiscal year 1994 relating to his own executive compensation.


    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that would otherwise incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee's Report on Executive Compensation and the Performance Graph that follow below shall not be incorporated by reference into any such filings.


      The Compensation Committee's Report on Executive Compensation


    The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for recommending to the full Board of Directors (the "Board") the compensation to be paid to the Company's principal executive officers, including the Chief Executive Officer ("CEO"), and the persons to whom and the amount in which stock options should be granted by the Company under the Company's 1994 Management Stock Option Plan. As previously described, the Company currently has employment contracts with Joseph R. Ettore, CEO, and Denis T. Lemire, Executive Vice President, Merchandising. Set forth below is a report submitted by the Committee regarding the compensation policies for fiscal year 1994, as they related to the Company's principal executive officers, including the CEO.

Compensation Policies

    In April of each year, the Committee reviews management's proposed annual salaries for principal executive officers for the remainder of the new fiscal year and the beginning of the next fiscal year. In determining whether to accept management's proposed salaries, or recommend different salaries, the Committee considers a number of factors, including but not limited to the following: (1) the Company's financial performance for the prior fiscal year, including whether the Company had a net profit or loss, the amount thereof, the reasons for such performance, and whether such performance was primarily as a result of the executive officers' performance, or whether the performance might have related to unforeseen events or events not in the executives' control; and (2) the extent to which an executive officer achieved certain objectives in his or her area of primary responsibility that might have been set in the prior fiscal year, or otherwise made a significant contribution to the Company. The Committee believes that an important factor in attracting and motivating Ames' executive officers is to insure that the compensation paid to such individuals is competitive with that paid by comparable companies. In its review of management's proposed goals under the Annual Bonus Plan for a fiscal year, the Committee utilizes criteria similar to that which it uses in reviewing annual salaries.

    In considering the grant of stock options to employees, including the Company's principal executive officers, the Committee considers the responsibility level of the position, job performance and salary level, and reviews the long-term objectives of management and the Board.

Fiscal Year 1994 Executive Compensation

    Employing its compensation review factors described above, the Committee recommended to the Board that management's salary recommendations for its senior executives and the recommendations for eligible participants in, and the Company's goals for, the Annual Bonus Plan for the fiscal year ending January 28, 1995 be adopted. The Committee also reviewed the Company's employment contracts with Messrs. Ettore (see CEO Compensation section below) and Lemire, and the compensation levels for John F. Burtelow, Executive Vice President, Chief Financial Officer and John W. Hermsen, Executive Vice President, Stores and Distribution upon his promotion in July, 1994.

    In accepting the salary recommendations for those executive officers who had served in the prior year, the Committee noted that management's recommended salaries were, for the principal executive officers, slightly higher in the aggregate than the previous year's salaries. The Committee specifically considered that the Company had achieved net earnings of $10.8 million, or $.51 per share, in the previous fiscal year (the first full fiscal year after the Company's emergence from its Chapter 11 case) and that management had identified certain long-term objectives and had initiated procedures to meet such objectives.

    In approving Mr. Lemire's contract, the Committee acknowledged the Company's need for an experienced Executive Vice President, Merchandising. Mr. Lemire has had extensive buying and merchandising experience with department, off-price, specialty and discount store formats and is expected to contribute significantly to the Company's efforts to improve sales and operating results. In approving Mr. Burtelow's compensation level, the Committee acknowledged the Company's need for an experienced Executive Vice President, Chief Financial Officer. Mr. Burtelow has had extensive financial leadership experience in the retail field and is expected to contribute significantly to the Company's efforts to control expenses and improve operating results. In approving Mr. Hermsen's compensation level, the Committee acknowledged the Company's need for an experienced Executive Vice President, Stores and Distribution, and considered Mr. Hermsen's accomplishments since his hiring as Senior Vice President, Store Operations in June, 1993. Mr. Hermsen has had extensive operations experience in the retail field and is expected to contribute significantly to the Company's effort to improve sales and operating results.

    The Committee approved the grants of stock options to certain members of management in fiscal year 1994 pursuant to the 1994 Management Stock Option Plan (the "Option Plan") that was approved by stockholders in June, 1994. The purpose of the Option Plan is to provide certain key employees of the Company an opportunity to acquire an ownership interest in the Company and thereby create in such employees an increased interest in and greater concern for the welfare of the Company, to retain their continued employment, and to secure and retain the services of persons capable of filling key positions with the Company. Such options were granted during fiscal year 1994 with an exercise price equal to the market price of the Common Stock on the date of grant, so that individuals receiving such grants benefit only if stockholders benefit through appreciation in the post-grant value of Ames shares.


Fiscal Year 1994 CEO Compensation

    In approving Mr. Ettore's contract to be President and CEO, the Committee and the Board believed that the Company required a CEO with extensive merchandising experience to enable the Company to be even more competitive and achieve its full potential. Mr. Ettore has had CEO experience with other regional discount department store chains and has a strong background in softlines, an area that is expected to become a more important part of the Company's future merchandise mix. Mr. Ettore is expected to lead the Company to improved levels of sales and operating results.

    Pursuant to the ICP, Peter Thorner, the Company's previous President, would be entitled to severance pay of up to one year's salary. Mr. Thorner has notified the Company that he has obtained other employment and his ICP payments ended as of March 27, 1995.



The Compensation Committee

Sidney S. Pearlman, Chairman
Francis X. Basile
Paul Buxbaum

Performance Graph


    The following graph compares the changes in the cumulative total return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market Index (U.S. Companies) and the cumulative total return of the NASDAQ Retail Stock Index for the period commencing on December 30, 1992 (the first day of trading in the Company's Common Stock) and ending on January 30, 1993, and for the two subsequent fiscal years ended January 29, 1994 and January 28, 1995. The graph assumes that the value of the investment in Ames Department Stores, Inc. and each index was $100 on December 30, 1992 and that any dividends were reinvested.






                          Performance Graph

                                                    12/30/92    1/29/93    1/28/94   1/27/95
                                                    --------    -------    --------  -------
Ames Department Stores, Inc.                           $100        $238       $154      $159
CRSP Index for NASDAQ Stock Market (U.S. Companies)     100         104        118       114
CRSP Index for NASDAQ Retail Companies                  100          99        106        95


























               Transactions with Management and Others


    Mr. Ettore's brother-in-law is Principal and Partner of Four Star Apparel, a supplier to the Company. The Company did business with Four Star Apparel prior to Mr. Ettore joining the Company. In fiscal year 1994, in the normal course of business, the Company purchased approximately $1.2 million of merchandise from Four Star Apparel. To the knowledge of Ames, there were no other related transactions or business relationships, with directors or executive officers of Ames during fiscal year 1994, or any currently proposed, that would require disclosure.

                 Security Ownership of Management

    As of March 1, 1995, the Company's directors and officers as a group were beneficial owners of 113,051 shares of the Common Stock, excluding any shares which may be acquired by the non-employee directors under the Non-Employee Directors Stock Option Plan to be voted on at the Annual Meeting. As used herein, "beneficial ownership" means the sole or shared power to vote or invest either Common Stock or Warrants, or the right to acquire Common Stock or Warrants within sixty (60) days. To the knowledge of Ames, there were no director or officer reporting delinquencies during fiscal year 1994.

    The Company is not aware of any arrangements, including any pledge by any person of securities of the Company, which may at a subsequent date result in a change of control of the Company.

    Listed below are the number of shares of Common Stock beneficially owned by the named executive officers (those listed in the Summary Compensation Table) and all executive officers as a group as of March 1, 1995:

                                                            Total
                                                          Shares of
                     Shares of               Exercisable  Common Stock  Percent
                    Common Stock             Stock        Beneficially    of
   Name              Owned (1)               Options (2)    Owned       Class (3)
   ----             ------------             ----------- ------------   ---------
J. Ettore            6,000                       -0-         6,000
P. Thorner             -0-                       -0-          -0-
J. Hermsen             350                      7,000        7,350
D. Norman              -0-                       -0-          -0-
D. Lissy               200                      7,000        7,200
R. Carter              -0-                      7,000        7,000
E. Bankers             -0-                      7,000        7,000

Executive Group as
a whole, including
the above            6,650                     52,500       59,150        0.3%

(1) Each named executive, except for Mr. Lissy who holds his shares jointly with his wife, has sole voting and investment power in the shares listed.

(2) Represents shares of Common Stock that may be acquired within 60 days through the exercise of stock options under the 1994 Management Stock Option Plan.

(3) Each named executive's individual holdings represent less than 0.1% of the total shares of Common Stock outstanding.



           Security Ownership of Certain Beneficial Owners

    Through April 7, 1995, Ames is aware of one public filing reflecting beneficial ownership of more than 5% of the total outstanding shares of the Common Stock on the Record Date. Dickstein & Co., Dickstein International, Dickstein Partners, Dickstein Inc. and Mark Dickstein (together "the Dickstein Group") have each filed a Schedule 13D with the Securities and Exchange Commission indicating that the Dickstein Group had combined beneficial ownership of 1,436,398 shares of the Company's Common Stock, or 7.1% of the total shares of Common Stock.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                          (Proposal No. 2)


    Upon recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending January 27, 1996, subject to ratification by stockholders at the Annual Meeting. It is intended that, unless otherwise directed by the stockholders, proxies will be voted for the ratification and approval of this appointment. A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer questions by stockholders.

    The Board of Directors unanimously recommends a vote FOR the appointment of the named auditors. Your proxy will be so voted unless you specify otherwise.


              APPROVAL OF 1995 LONG TERM INCENTIVE PLAN
                           (Proposal No. 3)

    The Board of Directors of the Company and its Compensation Committee have approved the Company's 1995 Long Term Incentive Plan (the "Long Term Plan"), subject to stockholder approval. A description of the material features of the Long Term Plan are set forth below.


    The Board of Directors recommends a vote FOR the approval of the adoption of the Long Term Plan. Your proxy will be so voted unless you specify otherwise.


General

    The purpose of the Long Term Plan is to promote the long term success of the Company by affording certain officers with an opportunity to acquire an ownership interest in the Company, in order to incentivize such persons and to align their financial interests with the stockholders of the Company. Pursuant to the Long Term Plan, the Company may make awards ("Awards") of an aggregate of up to 500,000 shares of Common Stock that are subject to restrictions on transfer thereof ("Restricted Stock") and a cash payment (a "Cash Payment") in an amount up to 50% of the Fair Market Value (as defined in the Long Term Plan) of the Restricted Stock determined as of, and paid on, the Vesting Date (as described below). The Cash Payment is intended as an estimate of an Award recipient's Federal income tax liability on the Award (including the Cash Payment) in order to allow the recipient to receive the Restricted Stock free and clear on the Vesting Date.

    Shares of Common Stock subject to Awards may be either authorized but unissued shares, or previously issued shares acquired or to be acquired by the Company and held in its treasury, or both, at the discretion of the Company. Listed below are Awards covering an aggregate of 380,000 shares that have been made pursuant to the Long Term Plan, subject to stockholder approval of the Long Term Plan:

                          New Plan Benefits
                    1995 Long Term Incentive Plan


               Name & Position                 Number of Shares
    -------------------------------------      ----------------

    Joseph R. Ettore                                 75,000
      President, Chief Executive Officer
      and Director

    John W. Hermsen                                  35,000
      Executive Vice President,
      Store and Distribution

    David H. Lissy                                   25,000
      Senior Vice President, General Counsel
      and Corporate Secretary

    Richard L. Carter                                25,000
      Senior Vice President, Human Resources

    Eugene E. Bankers                                25,000
      Senior Vice President, Marketing

    Executive Group as a whole, including the above 380,000

    Non-Executive Director Group                       -0-

    Non-Executive Officer Group                        -0-


Each of the Awards listed above included the right to receive a Cash Payment of 50% of the Fair Market Value of the Restricted Stock portion of such Award.

Summary of the Plan

    Administration:  The Long Term Plan is administered by the
Compensation Committee of the Board of Directors of the Company, which is comprised of no fewer than three "disinterested persons" within the meaning of Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of whom shall also be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Compensation Committee"). The members of the Compensation Committee are: Sidney S. Pearlman (Chairman), Francis X. Basile and Paul Buxbaum. Any or all powers and functions of the Compensation Committee may be exercised at any time and from time to time by the Board of Directors or an executive committee of the Board of Directors (the "Executive Committee"), provided all of the participating members of the Board or the Executive Committee are "disinterested persons" within the meaning of Rule 16b-3. (References in this discussion to the "Committee" include the Compensation Committee, the Board of Directors and the Executive Committee to the extent any of the foregoing administers the Long Term Plan.) The authority of the Committee includes, among other things, determining the persons to whom Awards are made, the timing of any Awards, the number of shares subject to each Award, the amount of the Cash Payment, if any, to be made as part of the Award and the other terms and provisions thereof.

    Officers subject to Section 16(a) of the Exchange Act may not, and the Committee also has the authority to require, as a condition to any Award, that any other participant also may not, sell or otherwise dispose of shares acquired pursuant to an Award within six months of the date of such Award.

    Eligibility: Awards may be made to the following executive employees of the Company: the Chief Executive Officer, any Executive Vice President and any Senior Vice President.

    Shares Available: A maximum of 500,000 shares of Common Stock of the Company may be granted for all purposes under the Long Term Plan.

    Vesting: Each Award under the Long Term Plan vests in full on the third anniversary of the date of grant of such Award (the "Vesting Date"). In the event of the death or disability of an Award recipient prior to the applicable Vesting Date, the subject Award would vest pro rata based on the number of full months which elapsed between the date of grant and the date of death or disability.

    Effect of Change in Common Stock: In the event of any change in the Common Stock through consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchanges of shares, or other like change in capital structure of the Company, the number or kind of shares or interests subject to an Award and the per share value thereof shall be appropriately adjusted. An adjustment will be made successively each time any such change occurs.

    Amendment or Termination: The Board of Directors of the Company may at any time amend or terminate the Long Term Plan, provided that no such action shall increase the maximum number of shares of Common Stock of the Company which may be granted in the aggregate under the Long Term Plan. In addition, with respect to Awards to Executive Officers of the Company (as defined in the Long Term Plan), no amendment shall be made that materially
(i) increases the benefits accruing to Executive Officers, or (ii) modifies the requirements as to eligibility for participation of Executive Officers, unless such amendment is made with the approval of the stockholders of the Company.


Certain Limitations on Deductibility of Executive Compensation

    With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to awards under long-term incentive plans. Any awards granted under the Long Term Plan will not qualify for any exceptions to Section 162(m) of the Code. Accordingly, the deduction otherwise allowable to the Company with respect to awards under the Long Term Plan may be limited by the application of Section 162(m) of the Code.


      APPROVAL OF 1994 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                          (Proposal No. 4)

    The Board of Directors has approved the 1994 Non-Employee Directors Stock Option Plan (the "Non-Employee Plan"), subject to stockholder approval. A description of the material features of the Non-Employee Plan are set forth below.

    The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the Non-Employee Plan. Your proxy will be so voted unless you specify otherwise.

General

    The Board of Directors of the Company and its Compensation Committee have approved the Non-Employee Plan, subject to stockholder approval. The purpose of the Non-Employee Plan is to provide non-employee directors of the Company an opportunity to acquire a proprietary interest in the Company through automatic, non-discretionary awards of Common Stock and thus to create in such directors an increased interest in and a greater concern for the welfare of the Company and its subsidiaries. Pursuant to the Non-Employee Plan, the Company may grant options to purchase up to an aggregate of 200,000 shares of Common Stock of the Company (subject to adjustment as described below). Options granted pursuant to the Non-Employee Plan will be options that do not qualify as incentive stock options ("NQSOs") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As of the Effective Date of the Non-Employee Plan (July 22, 1994), each non-employee director of the Company then serving will be granted an option to purchase 10,000 shares of Common Stock. Each grantee's options will be exercisable in full six months after the date of grant or the date of stockholder approval of the Long Term Plan, whichever is later, and will remain exercisable until July 21, 2004. As of March 22, 1995, options to purchase 2,500 shares each were be granted to non-employee directors elected to the Board subsequent to the Effective Date but prior to March 22, 1995. These options will be exercisable in full six months after the date of grant or the date of stockholder approval of the Long Term Plan, whichever is later, and will remain exercisable until July 21, 2004. Persons who become non-employee directors of the Company after March 22, 1995 will be granted options to purchase 2,500 shares of Common Stock at the next succeeding annual meeting of stockholders of the Company, commencing with the 1996 annual meeting.

    Listed below are the number of shares underlying the options to be granted to non-executive directors (executive and non-executive officers are not eligible), subject to stockholder approval of the Non-Employee
Plan:
                          New Plan Benefits
            1994 Non-Employee Directors Stock Option Plan

             Name & Position            Number of Shares
        ----------------------------    ----------------
        Non-Executive Director Group         45,000


Summary of the Plan

    Administration: The Non-Employee Plan will be administered by the Board of Directors, which may designate a committee from its members to administer the Non-Employee Plan. (References under this caption to the Board of Directors include the Board of Directors and any committee it may designate to administer the Non-Employee Plan.) Subject to the express provisions of the Non-Employee Plan, the Board of Directors will have the authority to construe the Non-Employee Plan and the options granted thereunder, to prescribe, amend and rescind rules and regulations relating thereto and to make all other ministerial determinations necessary or advisable for administering the Non-Employee Plan.

    Eligibility: Options may be granted only to non-employee directors of the Company, each of whom (i) has not been an officer or employee of the Company or any subsidiary or parent corporation of the Company for one year prior to the time a grant of options is made to such person and (ii) is a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934 ("Eligible Directors").

    Grant, Terms and Conditions of Options: The Company will not receive any monetary consideration for granting options. Effective on the date of each annual meeting of stockholders of the Company commencing with the 1996 Annual Meeting of Stockholders, each non-employee director of the Company then in office will be granted an option to purchase 2,500 shares (subject to adjustment), with the date of the grant to be the date of such meeting. The exercise price for each share purchasable under any option granted as of any annual meeting will be an amount equal to the fair-market value (as defined) per share of the Common Stock on the date of grant. Payment for shares purchased upon the exercise of options may be in cash or with other shares of Common Stock. Options granted under the Non-Employee Plan will be exercisable six months after the date of grant or the date of stockholder approval of the Long Term Plan, whichever is later, and will remain exercisable until July 21, 2004.

    If an Eligible Director's service as a director of the Company is terminated, any Option previously granted to such Eligible Director shall, to the extent not theretofore exercised, terminate and become null and void; provided, however, that:

       (a) if an Eligible Director holding an outstanding Option dies, including during either the three (3) month or one (1) year period, whichever is applicable, specified in clause (b) immediately below, such Option shall, to the extent not theretofore exercised, remain exercisable for one (1) year after such Eligible Director's death, by such Eligible Director's legatee, distributee, guardian or legal or personal representative; and

       (b) if the service of an Eligible Director holding an outstanding Option is terminated by reason of (i) such Eligible Director's disability (as described in Section 22(e)(3) of the Code), (ii) voluntary retirement from service as a director of the Company or
    (iii) failure of the Company to nominate for re-election such Eligible Director who is otherwise eligible, except if such failure to nominate for re-election is due to any act of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary corporation or parent corporation of the Company (in which case, such Option shall terminate and no longer be exercisable), such Option shall, to the extent not therefore exercised, remain exercisable at any time up to and including (X) three (3) months after the date of such termination of service in the case of termination by reason of voluntary retirement or failure of the Company to nominate for re-election such Eligible Director who is otherwise eligible, subject to the above exceptions thereto stated in this clause (b), and (Y) one (1) year after the date of termination of service in the case of termination by reason of disability.

    Options may not be transferred except by will or the laws of descent and distribution.

    Effect of Change in Common Stock: In the event of any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company, an adjustment will be made to each outstanding option so that such option thereafter is exercisable for such securities, cash and/or property as would have been received had such option been exercised in full immediately prior to such transaction and been exchanged in such transaction. An adjustment will be made successively each time any such change occurs.

    Amendment or Termination: The Board of Directors may at any time amend or terminate the Non-Employee Plan, provided that no such action affects or impairs the rights of an optionee under any previously granted option. Notwithstanding the foregoing, without the approval of the Company's stockholders, no amendment may be made (i) increasing the total number of shares of Common Stock reserved for options under the Non-Employee Plan (other than an increase resulting from an adjustment of the type described above under "-- Effect of Change in Common Stock"), (ii) modifying the provisions of the Non-Employee Plan relating to eligibility or (iii) materially increasing the benefits accruing to participants under the Non-Employee Plan.


Federal Income Tax Consequences

    The statements in the following paragraphs are based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.

    The options granted pursuant to the Non-Employee Plan are non-qualified stock options ("NQSO") and will not qualify as incentive stock options under Section 422(b) of the Code. A participant who receives an NQSO will not recognize any taxable income upon the grant of such NQSO. In general, upon exercise of an NQSO a participant will be treated as having received ordinary income in an amount equal to the excess of (i) the fair market value of the shares (or other property) received at the time of exercise over (ii) the exercise price.

    As a result of Section 16(b) of the Securities and Exchange Act of 1934, the timing of income recognition may be deferred for any period following the exercise of an NQSO (i.e., the "Deferral Period") for any participant who is an officer or director of the Company or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company.

    If a participant exercising an option granted pursuant to the Non-Employee Plan makes an election with respect to the shares underlying the option under Section 83(b) of the Code not later than 30 days after the date such shares are transferred to such participant pursuant to such exercise, he or she will be taxed as indicated above whether or not a Deferral Period exists. Absent a Section 83(b) election, recognition of income by a participant will be deferred until the expiration of the Deferral Period, if any; until such expiration, the shares received upon exercise will be deemed to be subject to restrictions which impose a substantial risk of forfeiture of such shares ("the Restrictions"). Upon the expiration of the Deferral Period, the participant will be treated as having received ordinary income in an amount equal to the excess of (i) the fair market value of the shares (or other property) at such time over (ii) the exercise price.

    If a Section 83(b) election is made and, before the Restrictions on the shares lapse, the shares which are subject to such election are sold or otherwise exchanged, the participant would realize a loss in an amount equal to the excess, if any, of the amount paid for such shares over the amount received by the participant upon such sale (which loss would be a capital loss if the shares are held as a capital asset at such time). A participant would realize gain in an amount equal to the excess, if any, of the amount received by the participant upon such sale over the participant's tax basis in such shares (which gain would be capital gain if the shares are held as a capital asset at such time).

    If a Section 83(b) election is made, dividends received on shares which are subject to Restrictions will be treated as dividend income. If a participant does not make an election under Section 83(b), dividends received on the shares prior to the time the Restrictions on such shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes.

    A participant's tax basis in the shares received on exercise of an NQSO will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such participant as a result of the receipt of such shares. The holding period for such shares would begin just after the transfer of the shares or, in the case of an officer, director or beneficial owner of more than 10% of any class of equity securities of the Company who does not make a Section 83(b) election, just after the expiration of the Deferral Period, if any. A federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income includible by the participant, provided that such amount constitutes an ordinary and necessary business expense to the Company, is reasonable, and provided further that the recipient does not become an executive officer subject to Section 162(m) of the Code and, with respect to the shares (or other property), the Company satisfies either its reporting or withholding obligation with respect to such income.

    In general, if a participant exercises an NQSO by delivering shares to the Company, the participant will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the participant's tax basis. The participant, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. As long as the participant receives a separate identifiable stock certificate therefor, the tax basis and the holding period for that number of shares received on such exercise that is equal to the number of shares surrendered on such exercise will be equal to the tax basis and include the holding period of those shares surrendered. The participant's tax basis and holding period for the additional shares received on exercise of an NQSO paid for, in whole or in part, with shares will be the same as if the participant had exercised the NQSO solely for cash.

    Absent any Deferral Period, if, subsequent to the exercise of an NQSO, a participant sells the shares received pursuant to such exercise, the difference, if any, between the amount realized from such sale and the tax basis of such shares to the participant will be taxed as long-term or short-term capital gain or loss, depending on whether the participant's holding period for such shares exceeds the requisite holding period at the time of sale and provided that the participant holds such shares as a capital asset at such time.

    The Non-Employee Plan is not qualified under the provisions of
Section 401(a) of the Code, and is not subject to any of the provisions of ERISA.


           STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING


    Stockholder proposals which are intended to be presented at the 1996 Annual Meeting of Stockholders must be received at the principal executive offices of the Company on or before December 14, 1995. To be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting, a proposal must conform to the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder. Any such proposal should be submitted to the attention of David H. Lissy, Secretary, Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067-2598.

              FORM 10-K OR QUARTERLY REPORTS


    To receive additional financial information about Ames, please write to Margaret E. Wyrwas, Vice President, Corporate Communications & Investor Relations, MS # 1030, 2418 Main Street, Rocky Hill, CT 06067-2598.


                EXPENSES OF SOLICITATION


    The expenses of solicitation of proxies hereunder will be paid by the Company. Proxies will be solicited by mail. They may also be solicited by directors, officers and employees of the Company (personally, by mail, telegraph or telephone), but such persons will not be specifically compensated for such services. The Company will reimburse banks, brokers, nominees and other custodians and fiduciaries for their reasonable out-of-pocket expenses in forwarding the proxy soliciting materials to their principals.


                        OTHER MATTERS


    The Board of Directors does not intend to present any other business at the meeting and knows of no other matter which will be properly presented. If, however, any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgement on such matters.




                                By order of the Board of Directors




April 10, 1995                       David H. Lissy,
                                Secretary